Exhibit 99.1

ACETO Corporation 4 Tri Harbor Court Port Washington, New York 11050

“Sourcing and Supplying Quality Products Worldwide”	NEWS RELEASE

FOR IMMEDIATE RELEASE

ACETO Reports Fiscal 2017 Fourth Quarter and Full Year Results

PORT WASHINGTON, N.Y., August 24, 2017 — ACETO Corporation (Nasdaq: ACET), an international company engaged in the development, marketing, sale and distribution of Human Health products, Pharmaceutical Ingredients and Performance Chemicals, announced today financial results for the fourth quarter and fiscal year ended June 30, 2017.

Fiscal 2017 versus Fiscal 2016

•	Net sales of $638.3 million versus $558.5 million, a 14.3% increase
•	Gross profit of $140.8 million versus $142.8 million, a 1.4% decrease
•	Net income of $11.4 million versus $34.8 million, a 67.3% decrease
•	Diluted EPS of $0.35 versus $1.18, a 70.3% decrease
•	Non-GAAP Adjusted Net Income of $38.7 million versus $44.4 million, a 12.9% decrease
•	Non-GAAP Adjusted EPS of $1.19 versus $1.50, a 20.7% decrease

Fourth Quarter Fiscal 2017 versus Fourth Quarter Fiscal 2017

•	Net sales of $194.6 million versus $135.4 million, a 43.7% increase
•	Gross profit of $36.8 million versus $34.0 million, an 8.2% increase
•	Net income of $2.0 million versus $6.8 million, a 71.0% decrease
•	Diluted EPS of $0.06 versus $0.23, a 73.9% decrease
•	Non-GAAP Adjusted Net Income of $9.6 million versus $10.3 million, a 6.9% decrease
•	Non-GAAP Adjusted EPS of $0.27 versus $0.35, a 22.9% decrease

Management Commentary

“Fiscal 2017 was a strategically important year for ACETO but also one that included challenges from generic pharmaceuticals industry headwinds generally and from increased competition on specific products in our Rising business. We substantially expanded our portfolio of generic products through the acquisition of Citron and Lucid products and launched 20 generic products, while successfully resolving several supply chain issues. Our Pharmaceutical Ingredients and Performance Chemicals business segments continued as reliable cash-generating businesses, helping us pay down nearly $33 million of debt during our third and fourth quarters of fiscal 2017,” said Sal Guccione, Chief Executive Officer of ACETO.

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“Our fourth quarter results were mixed, with net sales benefiting from the addition of Citron and Lucid products and the contribution of recently launched products, while gross margin declined year-over-year due to continued price erosion on our more mature generic products and certain increased costs. As expected, sales of our legacy Rising products grew sequentially during the quarter, reflecting the launches of new generic products during the quarter,” continued Mr. Guccione.

Mr. Guccione concluded, “Although we expect generic drug industry pressures to persist during fiscal 2018, our expanded and diversified portfolio of generic drug products and plans to launch between 15 and 20 new generic products, position ACETO to resume GAAP and non-GAAP EPS growth for fiscal 2018 and to maintain our track record of sales growth. At the same time, we expect our Pharmaceutical Ingredients and Performance Chemicals segments will continue to provide steady profit and cash generation. With 39 ANDAs on file at the FDA and 71 products under development we have a robust pipeline of product candidates supporting our continued strategic transition toward human health and long-term growth plans.”

Please see fiscal 2018 guidance provided within this press release after the financial review.

Fourth Quarter Financial Review

Net sales for the fourth quarter of fiscal 2016 were $194.6 million, an increase of 43.7% from $135.4 million reported in the fourth quarter of fiscal 2016. Total Company gross profit was $36.8 million, an increase of 8.2%, compared to $34.0 million in the fourth quarter of fiscal 2016. Gross margin for the fourth quarter was 18.9% compared to 25.1% in the prior year period.

Human Health segment sales were $113.7 million, an increase of 115.6%, compared to $52.7 million for the fourth quarter of fiscal 2016. The revenue increase was due to the acquisition of certain generic pharmaceutical products of Citron and Lucid, from which sales of $65.0 million were included in total segment sales, offsetting a sales decline at Rising of $3.4 million. Nutritional product sales declined modestly in the fourth quarter versus the prior year period. Gross profit for the Human Health segment was $21.7 million, an increase of 29.8%, compared to $16.7 million for the fourth quarter of fiscal 2016. As with revenue, the increase in gross profit was due to the product acquisitions. Gross margin for the fourth quarter was 19.1%, compared to 31.7% in the prior year period. The gross margin decline was primarily due to lower gross profitability of the acquired Citron and Lucid products and lower gross profitability on legacy Rising products reflecting unfavorable product mix, price erosion on certain products and approximately $4.7 million in charges related to short dated inventory, impact of the Medicaid Inflation-Adjusted Rebate program, and the amortization of the inventory step-up related to the product acquisition.

Pharmaceutical Ingredients segment sales were $36.2 million, a decrease of 14.9%, compared to $42.5 million for the fourth quarter of fiscal 2016. The segment’s sales decline was primarily driven by a drop in sales of APIs. Gross profit in the quarter was $5.6 million, a decrease of 28.9%, compared to $7.9 million for the fourth quarter of fiscal 2016. Gross margin for the fourth quarter was 15.5%, compared to 18.5% in the prior year period.

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Performance Chemicals segment sales were $44.7 million, an increase of 11.3%, compared to $40.2 million for the fourth quarter of fiscal 2017, primarily due to higher sales of specialty chemicals for pigments, coatings and dye intermediates versus 2016. Gross profit was unchanged at $9.5 million. Gross margin was 21.3% for the fourth quarter compared to 23.5% in the prior year period reflecting a less favorable agricultural product mix.

Total selling, general and administrative expenses were $26.7 million compared to $20.4 million in the same period last year, a 30.7% increase. The increased selling, general and administrative expenses in the current quarter are reflective of $5.5 million in amortization and $1.4 million in transition and administrative services costs associated with the acquisition of products from Citron and Lucid. Research and development expenses in the fourth quarter totaled $2.9 million compared to $1.7 million in the prior year period. The majority of R&D expenses are milestone based, and will fluctuate quarterly.

Operating income totaled $7.2 million, a decrease of 39.7% versus $11.9 million for the fourth quarter of fiscal 2016. Net income was $2.0 million, or $0.06 per diluted share, compared to net income of $6.8 million, or $0.23 per diluted share, for the comparable quarter of fiscal 2016. Non-GAAP Adjusted Net Income was $9.6 million in the fourth quarter, compared to $10.3 million in the prior period, a 6.9% decrease. Non-GAAP Adjusted Earnings per Share were $0.27, compared to $0.35 in the year ago fourth quarter, a 22.9% decrease.

Full Year Financial Review

Net sales for the twelve month period ended June 30, 2017 were $638.3 million, an increase of 14.3% from $558.5 million reported for the twelve month period ended June 30, 2016. Total Company gross profit was $140.8 million compared to $142.8 million in fiscal 2016, and decrease of 1.4%. Gross margin for fiscal 2017 was 22.1% compared to 25.6% in the prior year.

Human Health segment sales were $315.4 million, an increase of 38.3%, compared to $228.0 million for fiscal 2016. The revenue increase reflects the addition of $122.1 million related to the product acquisition of certain generic pharmaceutical products of Citron and Lucid partially offset by a sales decline at Rising of $30.6 million and a sales decline of $4.2 million of nutritional products. Gross profit for the Human Health segment was $78.1 million, an increase of 0.3%, compared to $77.9 million for fiscal 2016. Gross margin for fiscal 2017 was 24.8%, compared to 34.2% in the prior year period. The gross margin decline was due to lower gross profitability of the acquired Citron and Lucid products, increased competition and price erosion on certain legacy Rising products as well as supply chain challenges earlier in the year on other products. In addition $4.5 million of the step-up in the fair value of the acquired inventory related to the product acquisition was amortized in fiscal 2017.

Pharmaceutical Ingredients segment sales were $157.4 million, a decrease of 2.2%, compared to $161.0 million for fiscal 2016. Gross profit was $25.5 million, a decrease of 11.4%, compared to $28.8 million for fiscal 2016. Gross margin for fiscal 2017 was 16.2%, compared to 17.9% in prior year period. The segment’s sales decrease was primarily due to decline in sales of domestic APIs. The segment’s gross profit decrease was due to lower API sales, as well as a less favorable product mix of API sales.

Performance Chemicals segment sales were $165.5 million, down 2.4% compared to $169.5 million for fiscal 2016. The sales decline was due to lower sales of agricultural protection products. Gross profit was $37.2 million, an increase of 2.9%, compared to $36.2 million for fiscal 2016, due to a more favorable mix of both specialty chemical and agricultural product sales and the decline in costs of specialty chemical products sourced from China due, in part, to currency devaluation. Gross margin was 22.5% for fiscal 2017 compared to 21.3% in the prior year.

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Total selling, general and administrative expenses were $102.3 million compared to $76.8 million in the prior year, a 33.2% increase. As a percentage of sales, SG&A increased to 16.0% from 13.8%. The increase in selling, general and administrative expenses was largely due to transaction costs, amortization expenses and consulting services related to the product purchase agreement with Citron and Lucid. Research and development expenses for fiscal 2017 were unchanged at $7.9 million.

Operating income totaled $30.6 million, compared to $58.0 million for fiscal 2016. Interest expense in fiscal 2017 was $15.8 million compared to $7.0 million in the prior year, reflecting higher interest expense associated with increased borrowings related to the Citron and Lucid product purchases and the full-year impact of the amortization of the debt discount and debt issuance costs associated with the offering of Convertible Senior Notes. Net income was $11.4 million, or $0.35 per diluted share, compared to net income of $34.8 million, or $1.18 per diluted share, for fiscal 2016. Non-GAAP Adjusted Net Income was $38.7 million compared to $44.4 million in the prior period, a 12.9% decrease. Non-GAAP Adjusted Earnings per Share were $1.19, compared to $1.50 in the year ago period, a 20.7% decrease.

Fiscal 2018 Guidance

For the fiscal year ending June 30, 2018, at current exchange rates, ACETO is providing financial guidance as follows:

•	Total revenues to increase approximately 20% to 25%;
•	Reported diluted GAAP earnings per share to increase to between $0.55 and $0.70; and
•	Diluted Non-GAAP earnings per share to increase to between $1.25 and $1.40.

The Company's fiscal 2018 financial guidance is based in part on the following assumptions:

•	Generic products annual price erosion in the upper single digits percentage;
•	R&D expense of $10 to $13 million; and
•	Total generic product launches of 15 to 20.

Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, August 25, 2017. To participate in the conference call, please dial (877) 317-6789 or (412) 317-6789 approximately 10 minutes prior to the call. Please reference conference ID # 10109656.

A live webcast of the conference call will be available in the Investor Relations section of the Company’s website, www.aceto.com. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

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A telephone replay of the conference call will be available from 11:30 a.m. ET on August 25, 2017 until 11:59 p.m. ET on September 1, 2017 and may be accessed by calling (877) 344-7529 or (412) 317-0088 and reference conference ID # 10109656. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

Use of Non-GAAP Financial Information

In addition to U.S. GAAP results, this press release also includes certain non-GAAP financial measures as defined by the SEC. This measure, Adjusted Net Income, represents net income excluding amortization of intangibles, debt extinguishment, amortization of debt discount, debt issuance costs and deferred financing costs, transaction costs and purchase accounting adjustments related to acquisitions. These items should not be reviewed in isolation or considered substitutes of the Company’s financial results as reported in accordance with GAAP. Due to the nature of these items, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP. The exclusion of these items also allows investors to compare results of operations in the current period to prior periods’ results based on the Company’s fundamental business performance and analyze the operating trends of the business. The exclusion of these items also allows management to evaluate the performance of its business units.

Pursuant to the requirements of Regulation G, reconciliations of Adjusted Net Income to U.S. GAAP net income are presented in the table Non-GAAP Reconciliation of this press release.

About ACETO

ACETO Corporation, incorporated in 1947 and with offices and operations in 10 countries, is engaged in the development, marketing, sale and distribution of Human Health products (finished dosage form generics and nutraceuticals), Pharmaceutical Ingredients (pharmaceutical intermediates and active pharmaceutical ingredients) and Performance Chemicals (specialty chemicals and agricultural protection products).

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FORWARD LOOKING STATEMENTS

This news release contains forward-looking statements as that term is defined in the federal securities laws. The events described in forward-looking statements contained in this news release may not occur. Generally, these statements relate to our business plans or strategies, projected or anticipated benefits or other consequences of ACETO’s plans or strategies, financing plans, projected or anticipated benefits from acquisitions that ACETO may make, or a projection involving anticipated revenues, earnings or other aspects of ACETO’s operating results or financial position, and the outcome of any contingencies. Any such forward-looking statements are based on current expectations, estimates and projections of management. ACETO intends for these forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements. Words such as "may," "will," "expect," "believe," "anticipate," "project," "plan," "intend," "estimate," and "continue," and their opposites and similar expressions are intended to identify forward-looking statements.  The forward-looking statements contained in this press release include, but are not limited to, statements regarding the Company’s strategic initiatives including selling finished dosage form generic drugs, and statements regarding the prospects for long-term growth.  ACETO cautions you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond ACETO’s control, which may influence the accuracy of the statements and the projections upon which the statements are based.  Factors that could cause actual results to differ materially from those set forth or implied by any forward-looking statement include, but are not limited to, risks and uncertainties discussed in ACETO’s reports filed with the Securities and Exchange Commission, including, but not limited to, ACETO’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016 and other filings. Copies of these filings are available at www.sec.gov.

Any one or more of these uncertainties, risks and other influences could materially affect ACETO’s results of operations and whether forward-looking statements made by ACETO ultimately prove to be accurate. In addition, periodic high-margin product sales may have a positive material financial impact in a given quarter that may be non-recurring in future quarters, thereby rendering one quarter's performance not useful as a predictor of future quarters' results.  ACETO’s actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements.  ACETO undertakes no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

Investor Relations Contact:

LHA
Jody Burfening
jburfening@lhai.com

(212) 838-3777

(Financial Tables Follow)

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Aceto Corporation and Subsidiaries

Consolidated Statements of Income

(in thousands, except per share amounts)

	(unaudited)
	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net sales	$194,620	$135,424	$638,318	$558,524
Cost of sales	157,791	101,377	497,526	415,739
Gross profit	36,829	34,047	140,792	142,785
Gross profit %	18.9%	25.1%	22.1%	25.6%

Selling, general and administrative expenses	26,726	20,443	102,340	76,820
Research and development expenses	2,900	1,657	7,898	7,937
Operating income	7,203	11,947	30,554	58,028

Other expense, net of interest expense	(4,200)	(1,713)	(13,193)	(4,174)

Income before income taxes	3,003	10,234	17,361	53,854
Income tax provision	1,036	3,460	5,985	19,088
Net income	$1,967	$6,774	$11,376	$34,766

Net income per common share	$0.06	$0.23	$0.35	$1.19

Diluted net income per common share	$0.06	$0.23	$0.35	$1.18

Weighted average shares outstanding:
Basic	34,784	29,184	32,283	29,110
Diluted	35,163	29,713	32,632	29,581

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Aceto Corporation and Subsidiaries

Consolidated Balance Sheets

(in thousands, except per-share amounts)

	June 30, 2017	June 30, 2016
Assets
Current Assets:
Cash and cash equivalents	$55,680	$66,828
Investments	2,046	881
Trade receivables: less allowance for doubtful accounts: June 30, 2017 $485; and June 30, 2016 $513	264,896	167,612
Other receivables	10,664	12,650
Inventory	136,387	98,107
Prepaid expenses and other current assets	3,941	3,339
Deferred income tax asset, net	546	3,244

Total current assets	474,160	352,661

Property and equipment, net	10,428	10,044
Property held for sale	7,152	6,868
Goodwill	236,970	67,871
Intangible assets, net	285,081	79,071
Deferred income tax asset, net	19,453	18,053
Other assets	7,546	6,210

Total Assets	$1,040,790	$540,778

Liabilities and Shareholders' Equity

Current liabilities:
Current portion of long-term debt	$14,466	$197
Accounts payable	90,011	46,034
Accrued expenses	118,328	52,675
Total current liabilities	222,805	98,906

Long-term debt, net	339,200	118,592
Long-term liabilities	61,449	6,344
Environmental remediation liability	2,339	3,352
Deferred income tax liability	7,325	9,142
Total liabilities	633,118	236,336

Commitments and contingencies

Shareholders' equity:
Preferred stock, 2,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $.01 par value:
(75,000 shares authorized; 30,094 and 29,595 shares issued and outstanding at June 30, 2017 and June 30, 2016, respectively)	301	296
Capital in excess of par value	214,198	115,667
Retained earnings	198,285	194,804
Accumulated other comprehensive loss	(5,112)	(6,325)
Total shareholders' equity	407,672	304,442

Total liabilities and shareholders' equity	$1,040,790	$540,778

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Aceto Corporation

Diluted Net Income Per Common Share Excluding Charges (Non-GAAP Reconciliation)

(in thousands, except per share amounts)

	(unaudited) Three Months Ended June 30, 2017	(unaudited) Diluted Net Income Per Common Share Three Months Ended June 30, 2017	(unaudited) Three Months Ended June 30, 2016	(unaudited) Diluted Net Income Per Common Share Three Months Ended June 30, 2016	(unaudited) Twelve Months Ended June 30, 2017	(unaudited) Diluted Net Income Per Common Share Twelve Months Ended June 30, 2017	(unaudited) Twelve Months Ended June 30, 2016	(unaudited) Diluted Net Income Per Common Share Twelve Months Ended June 30, 2016

Net income, as reported	$1,967	$0.06	$6,774	$0.23	$11,376	$0.35	$34,766	$1.18

Adjustments:

Amortization of intangible assets	8,067	0.22	2,851	0.10	22,234	0.67	11,176	0.38
Transaction costs related to acquisitions	-	-	-	-	8,818	0.27	-	-
Separation and relocation costs	23	0.00	-	-	552	0.02	-	-
Step-up of inventory	2,236	0.06	-	-	4,502	0.14	-	-
Contingent consideration	-	-	-	-	-	-	(1,074)	(0.04)
Amortization of debt discount (non-cash interest expense)	1,283	0.04	1,203	0.04	5,012	0.15	2,974	0.10
Amortization of debt issuance costs	209	0.01	209	0.01	835	0.03	522	0.02
Amortization of deferred financing costs	270	0.01	-	-	570	0.02	-	-
Termination of interest rate swap	-	-	-	-	-	-	420	0.02
Environmental remediation charge	-	-	1,313	0.04	903	0.03	1,313	0.04

Adjusted income excluding charges	14,055	0.40	12,350	0.42	54,802	1.68	50,097	1.70
Adjustments to provision for income taxes	4,473	0.13	2,063	0.07	16,115	0.49	5,672	0.20

Adjusted net income (Non-GAAP)	$9,582	$0.27	$10,287	$0.35	$38,687	$1.19	$44,425	$1.50

Diluted weighted average shares outstanding	35,163	35,163	29,713	29,713	32,632	32,632	29,581	29,581

NOTE: Items identified in the above table are not in accordance with, or an alternative method for, generally accepted accounting principles (GAAP) in the United States. These items should not be reviewed in isolation or considered substitutes of the Company's financial results as reported in accordance with GAAP. Due to the nature of these items, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP. The exclusion of these items also allows investors to compare results of operations in the current period to prior period’s results based on the Company’s fundamental business performance and analyze the operating trends of the business. The exclusion of these items also allows management to evaluate performance of its business units. The Company does not provide reconciliations of GAAP and non-GAAP projections as such projections are intended for directional purposes only.

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